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                                                                    Exhibit 99.1

                MATTRESS DISCOUNTERS NAMES STEVE NEWTON AS CEO

Upper Marlboro, MD - April 10, 2001 - Mattress Discounters, the largest specialty retailer of bedding in the United States, today announced that it has appointed Steve Newton as Chief Executive Officer. Newton has been Chief Operating Officer of Mattress Discounters since May 2000 and will replace Steve Walker, Mattress Discounters' current CEO, who is leaving to pursue other interests, the company said.

The company also announced that Steve Gunn, the co-founder of Sleep Country Canada, the largest specialty bedding retailer in Canada, has agreed to assume the additional role of CEO of Mattress Holding Corporation, the parent company for Mattress Discounters and Sleep Country Canada.

The promotion of Newton accelerates an aggressive business plan for the company's operations initiated more than a year ago. Newton will continue to pursue the customer-driven strategy behind Mattress Discounters' marketing initiatives, growth plans, and operational efficiencies.

"We have been building our leadership as the nation's top bedding retailer and with our management team's unified and focused efforts on customer service, we will gain an even greater share in local markets," said Newton. "As CEO, I look forward to contributing to Mattress Discounters' long-term growth and evolution."

Prior to joining Mattress Discounters, Newton served as Chief Operating Officer with W.H. Smith USA, an Atlanta-based specialty retailer owned by W.H. Smith Plc. From 1991 to 1998, Mr. Newton held the position of Vice President, Store Operations for the Wall Music Inc., also owned by W.H. Smith Plc.

About Mattress Discounters
Mattress Discounters is the nation's largest and oldest specialty retailer of mattresses. Founded in 1978, the company has grown to a national network of 300 retail stores in fifteen major markets and is the country's largest retailer of Sealy branded products. The company's successes and growing market share can be traced to its strong belief in the ultimate customer in-store experience and its commitment to career development and employee training.